EXHIBIT 5.1
February 2, 2010
The Board of Directors
HeartWare International, Inc.
205 Newbury Street, Suite 101
Framingham, MA 01701
HeartWare International, Inc.
Registration Statement on Form S-3 Relating to Shares of Common Stock
Ladies and Gentlemen:
          We have acted as counsel to HeartWare International, Inc., a Delaware corporation (the "Company”), in connection with the purchase and sale of 1,767,900 shares (including 230,595 shares sold pursuant to the exercise of an option to purchase additional shares) of common stock, par value $0.001 per share, of the Company (the “Shares”), pursuant to the Underwriting Agreement dated January 27, 2010 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities Inc., as representative of the Underwriters listed in Schedule A thereto.
          In that connection, we have reviewed a copy of the Underwriting Agreement. We have also reviewed the following:
     (a) The certificate of incorporation and by-laws of the Company, as amended through the date hereof.
     (b) Copies of resolutions of the Board of Directors of the Company adopted on January 26, 2010 and resolutions of the Pricing Committee of the Board of Directors of the Company adopted on January 27, 2010.
     (c) Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.
     In our review of the Underwriting Agreement and other documents, we have assumed:
     (a) The genuineness of all signatures.

     (b) The authenticity of the originals of the documents submitted to us.
     (c) The conformity to authentic originals of any documents submitted to us as copies.
     (d) As to matters of fact, the truthfulness of the representations made in the Underwriting Agreement and in certificates of public officials and officers of the Company.
     We have not independently established the validity of the foregoing assumptions.
          "Generally Applicable Law” means the federal law of the United States of America and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Underwriting or the transactions governed by the Underwriting Agreement, and for purposes of our opinion below, the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Underwriting Agreement or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Underwriting Agreement or any of its affiliates due to the specific assets or business of such party or such affiliate.
          Based upon the foregoing and upon such other investigation as we have deemed necessary, we are of the opinion that the Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable.
          Our opinion is limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.
          We understand that this opinion is to be used in connection with the shelf registration statement on Form S-3 (File No. 333-164004) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”) on December 24, 2009. We hereby consent to the filing of this opinion as an exhibit to your current report on Form 8-K, dated February 2, 2009, and to the use of our name in the Preliminary Prospectus Supplement, dated January 26, 2010 and Final Prospectus Supplement, dated January 27, 2010 relating to the Shares under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Shearman & Sterling LLP
DC/IM/IS/SL/HF
RE